Exhibit 10.16

NONSTATUTORY STOCK OPTION AGREEMENT

This NONSTATUTORY STOCK OPTION AGREEMENT (this “Agreement”), dated [          ], 20[  ] (the “Date of Grant”), is between Woodside Homes, Inc., a Delaware corporation (the “Company”), and [           ] (the “Participant”). The Award hereunder is granted pursuant to the terms of the Company’s 2014 Equity Incentive Plan (the “Plan”).  Capitalized terms used herein but not defined shall have the respective meanings set forth in the Plan.

1.             Option. (a) Grant of Option. As contemplated by the Employment Agreement, dated as of [          ], between the Company and the Participant (the “Employment Agreement”), the Company hereby grants to the Participant, as of the Date of Grant, the right and option (this “Option”) to purchase [           ] shares of Common Stock, at a price per Common Share of $[       ] (the “Exercise Price”).  This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Code.  [For the avoidance of doubt, upon and following the Date of Grant, the provisions of Section 7(c) of the Employment Agreement (regarding termination prior to an IPO) will terminate and be of no force or effect.]

(b)           Vesting. Subject to the terms of this Agreement, this Option shall vest and become exercisable [INSERT VESTING PROVISIONS], subject to the Participant’s Continuous Service on [           ], other than as specifically stated herein.

(c)           Termination of Continuous Service. If the Participant’s Continuous Service terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration.  Notwithstanding anything herein to the contrary, if the Participant’s Continuous Service is terminated due to death or “Disability” (as defined in the Employment Agreement), the unvested portion of this Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable. In addition, if the Participant’s Continuous Service is terminated by the Company without “Cause” or by the Participant for “Good Reason” (each of Cause and Good Reason, as defined in the Employment Agreement), in each case other than as provided in Section 4 hereof, then the Option shall become [INSERT VESTING ACCELERATION].  The waiver of the condition contained above that the Participant be an employee of the Company shall, in the event of the termination of the Participant’s Continuous Service by the Company without Cause or by the Participant for Good Reason, be conditioned upon the Participant executing a release in accordance with Section 7(g) of the Employment Agreement.

2.             Term. This Option shall terminate on [INSERT 10th ANNIVERSARY OF DATE OF GRANT] (the “Option Expiration Date”); provided that if:

(a)           the Participant’s Continuous Service is terminated due to the Participant’s death or Disability, or the Participant’s Continuous Service is terminated by the Company without Cause, or by the Participant for Good Reason, then the Participant (or his beneficiary, in the case of death) may exercise the vested portion of this Option in full until the first anniversary of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date;

(b)           the Participant’s Continuous Service is terminated by the Participant without Good Reason, then the Participant may exercise the vested portion of this Option in full until 120 days following the effective date of such termination of Continuous Service (at which time this Option shall be cancelled), but not later than the Option Expiration Date; and

(c)           the Participant’s Continuous Service with the Company is terminated by the Company for Cause, then this Option shall be cancelled upon the date of such termination.

3.             Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in cash or in any other form of legal consideration that may be acceptable to the Board in accordance with the terms of the Plan.

4.             Change in Control. The Option shall become fully and immediately vested and nonforfeitable upon the occurrence of a Change in Control (as defined in the Plan), provided that (i) the Participant remains in Continuous Service as of the date of such Change in Control and (ii) with respect to the original Option, no Replacement Award exists following such Change in Control.  An Award constitutes a “Replacement Award” if (A) it is of the same type (e.g., stock option for Option, restricted stock award for Restricted Stock Award, restricted stock unit awards for Restricted Stock Unit Award, etc.) as the original Award, (B) it has a value at least equal to the value of the original Award, (C) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if the Participant holding the original Award is subject to U.S. federal income tax under the Code, the tax consequences to such Participant under the Code of the Replacement Award are not less favorable to such Participant than the tax consequences of the original Award, and (E) its other terms and conditions are not less favorable to the Participant holding the original Award than the terms and conditions of the original Award (including, without limitation, the provisions that would apply in the event of a subsequent Change in Control); provided that, without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the original Award if the foregoing requirements are satisfied.  The determination of whether the conditions of a Replacement Award are satisfied will be made by the Board, as constituted immediately before the Change in Control, in its sole discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the original Award or Replacement Award with Section 409A of the Code).  Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.  Notwithstanding anything to the contrary herein, the Option shall become fully and immediately vested and nonforfeitable upon a termination of the Participant’s Continuous Service without Cause or by the Participant for Good Reason during a period when the Company is a party to an agreement, the consummation of which would result in a Change in Control, or within 24 months following a Change in Control.

5.             Adjustments. The Option granted hereunder shall be subject to the provisions of Section 9 of the Plan relating to adjustments for recapitalizations, reclassifications and other specified events or changes in the Company’s corporate structure.

6.             Tax Withholding. Delivery of the Common Shares purchased upon exercise of this Option shall be conditioned upon the prompt payment by the Participant to the Company of an amount equal to the applicable federal, state and local income taxes and other amounts required to be withheld (the “Withholding Taxes”) in connection with such exercise.  Subject to the limitations of applicable law, the Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, the minimum statutory amount to satisfy the Withholding Taxes with respect to any taxable event arising as a result of this Agreement.  The Participant is advised to consult with the Participant’s own tax advisors regarding the exercise of the Option and holding of the Common Shares.

7.             Rights of the Participant. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Participant any right to, or guarantee of, continued employment by or service with the Company, or in any way limit the right of the Company to terminate the Continuous Service of the Participant at any time, subject to the terms of the Employment Agreement or any other written employment or similar agreement between or among the Company and the Participant.

8.             Transfer Restrictions. The Option granted hereunder shall be subject to the provisions of Section 5 of the Plan relating to the prohibition on the assignment and transfers; provided, however, that, subject to any applicable securities laws or registration requirements and Section 5 of the Plan, the Participant may transfer the Option for estate planning purposes.

9.             Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Participant.  Accordingly, the Participant acknowledges that the Participant has been advised to consult his personal legal and tax advisors in connection with this Agreement and this Option.

10.          Construction. The Option granted hereunder is granted by the Company pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan.  The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the Option hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference.  Capitalized terms used herein but not defined shall have the respective meanings set forth in the Plan.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.  The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon the Participant.

11.          Clawback. The Option will be subject to such clawback provisions as may be required to be made pursuant to any applicable law, government regulation or stock exchange listing requirement.

12.          Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

13.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): Company: Woodside Homes, Inc., 39 E. Eagleridge Drive, Suite 100, North Salt Lake, Utah 84054, Attention: General Counsel; and Participant: Address on file at the office of the Company. Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

15.          Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

16.          Amendment. The rights of the Participant hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Participant’s written consent.

17.          Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Date of Grant.

WOODSIDE HOMES, INC.

By:
Name:
Title:

PARTICIPANT

By:
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